CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to Annual Report on Form 1-K/A of our report dated September 4, 2018, relating to the financial statements of CapWest Income LLC (the “Company”) (which report expresses an unqualified opinion on the financial statements and contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.) as of June 30, 2018 and 2017 and for each of the two years ended June 30, 2018, which are included in this Annual Report.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

May 20, 2019